Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 21, 2013, relating to the consolidated financial statements of ITEX Corporation included in the Annual Report on Form 10-K of ITEX Corporation for the fiscal year ended July 31, 2013.

/s/ EKS&H LLLP

Denver, Colorado

December 13, 2013